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                    WELLINGTON HALL, LIMITED AND SUBSIDIARIES

                   EXHIBIT 11 - EARNINGS PER SHARE COMPUTATION

                                                   Years Ended April 30
                                               1997          1996         1995
                                               ----          ----         ----
Primary
         Average shares outstanding         1,839,887     1,689,887    1,689,887
         Net effect of dilutive stock
         options and stock purchase
         awards, based on the treasury
         stock method using average
         market price
                                           ----------    ----------   ----------

         Total Shares                       1,839,889     1,689,887    1,689,887
                                           ==========    ==========   ==========
Net Income (loss)                             507,212        73,574      222,655
                                           ==========    ==========   ==========

Per share amount                           $     (.28)   $      .04   $      .13
                                           ==========    ==========   ==========

Fully diluted:
         Average shares outstanding         1,839,887     1,689,887    1,689,887
         Net effect of dilutive stock
         options and stock purchase
         awards, based on the treasure
         stock method using the year-
         end market price if higher
         than average market price
                                           ----------    ----------   ----------

         Total Shares                       1,839.887     1,689,887   16,689,887
                                           ==========    ==========   ==========

         Net Income (loss)                   (507,212)       73,574      222,655
                                           ==========    ==========   ==========

Per share amount                           $     (.28)   $      .04   $      .13




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